                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                AMENDMENT NO. 1*

                           Citizens Holding Company
                            -------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                        (Title of Class and Securities)

                                   174715102
                                   ---------
                     (CUSIP Number of Class of Securities)

 David P. Webb, Esq., Phelps Dunbar, L.L.P., 200 South Lamar Street, Suite 500
                     Jackson, MS 39201; Tel. 601-352-2300
     ---------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               February 14, 2001
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of the securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP No. 174715102                                                       13G
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      HERBERT A. KING

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES

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                          SOLE VOTING POWER
                     5
     NUMBER OF            235,940

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,275
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             86,680

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,275
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      243,215

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------
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Item 1.     Name of Issuer:
            ---------------

            Citizens Holding Company


Item 1 (b). Address of Issuer's Principal Executive Offices:
            ------------------------------------------------

            521 Main Street; Philadelphia, MS 39350


Item 2 (a). Name of Person Filing:
            -----------------------

            Herbert A. King

Item 2 (b). Address of Principal Business Office or, if none, residence:
            -------------------------------------------------------------

            101 Littlejohn Lane; Starkville, MS 39759

Item 2 (c). Citizenship:
            -------------

            See Cover Page.

Item 2 (d). Title of Class of Securities:
            ------------------------------

            See Cover Page.

Item 2 (e). CUSIP Number:
            -------------

            See Cover Page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (d), Check Whether the Person Filing is a:
            -------------------------------------------------------

            (a) [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act.

            (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                    Exchange Act.

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act.

            (e) [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E).

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

            (g) [ ] A parent holding company or control person in accordance with Rule 13d- 1(b)(1)(ii)(G).

            (h) [ ] A savings  association  as defined in Section 3(b) of the
                    Federal Deposit Insurance Act.

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
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           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ ]

Item 4.   Ownership.
          -----------

          (a)  Amount beneficially owned:
               243,215

          (b)  Percent of Class:
               7.3%

          (c) Numbers of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote:
                     See Item 5 of Cover Page.

               (ii)   Shared power to vote or to direct the vote:
                      See Item 6 of Cover Page.

               (iii)  Sole power to dispose or to direct the disposition of:
                      See Item 7 of Cover Page.

               (iv)   Shared power to dispose or to direct the disposition of:
                      See Item 8 of Cover Page.

Item 5.   Ownership of Five Percent or Less of a Class.
          ----------------------------------------------

          N/A

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
          -----------------------------------------------------------------

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
          -------------------------------------------------

          N/A

Item 8.   Identification and Classification of Members of the Group.
          -----------------------------------------------------------

          N/A

Item 9.   Notice of Dissolution of Group.
          --------------------------------

          N/A


Item 10.  Certifications.
          ----------------

          N/A
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Signature:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    2/13/01
             ----------------------------------------------------
                                    (Date)

                         /s/ Herbert A. King, Director
             ----------------------------------------------------
                           Herbert A. King, Director